Exhibit 3.1

THIRD AMENDED AND RESTATED

BYLAWS

OF

AQUA METALS, INC.,

A DELAWARE CORPORATION

Adopted on January 19, 2022

TABLE OF CONTENTS

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Article VIII DIVIDENDS	13

SECTION 8.1. Dividends	13

Article IX CONTRACTS, LOANS, CHECKS AND DEPOSITS	13

SECTION 9.1. Contracts	13

SECTION 9.2. Loans	13

SECTION 9.3. Checks, Drafts, Etc	13

SECTION 9.4. Deposits	13

Article X INDEMNIFICATION OF DIRECTORS, OFFICERS, EMPLOYEES AND OTHER AGENTS	14

SECTION 10.1. Indemnification of Directors	14

SECTION 10.2. Indemnification of Others	14

SECTION 10.3. Indemnity Not Exclusive	14

SECTION 10.4. Insurance Indemnification	14

Article XI AMENDMENTS	14

SECTION 11.1. Amendments	14

Article XII venue selection	14

SECTION 12.1. Exclusive Forum for Certain Litigation	14

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THIRD AMENDED AND RESTATED

BYLAWS

OF

AQUA METALS, INC.,
A DELAWARE CORPORATION

ARTICLE I

IDENTIFICATION; OFFICES

SECTION 1.1.     Name. The corporate name of the corporation is AQUA METALS, INC., a Delaware corporation (as such name may be changed in accordance with the General Corporation Law of the State of Delaware, the “Corporation”).

SECTION 1.2.     Principal Office; Other Offices. The Board of Directors of the Corporation (the “Board of Directors”) may fix the location of the principal executive office of the Corporation at any place within or outside the State of Delaware. The Corporation may have such other offices, either within or outside of the State of Delaware, as the business of the Corporation may require from time to time.

ARTICLE II

STOCKHOLDERS

SECTION 2.1.     Annual Meeting. If required by applicable law, an annual meeting of the stockholders shall be held for the election of directors on a date, at a time and at such place, if any, either within or without the State of Delaware, as may be designated by resolution of the Board of Directors. At each annual meeting, the stockholders shall elect directors to hold office for the term provided in Section 3.2 of these Third Amended and Restated Bylaw (as amended, these “Bylaws”).

SECTION 2.2.     Special Meeting. Except as otherwise provided by the certificate of incorporation of the Corporation (as the same may be amended or amended and restated, the “Certificate of Incorporation”), special meetings of the stockholders may be held for any purpose or purposes on a date and time as may be designated by the President or the Board of Directors. but the place, if any, of such special meeting shall be designated by resolution of the Board of Directors. Except as provided in the foregoing sentence, special meetings of stockholders may not be called by any other person or persons. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice

SECTION 2.3.     Place of Stockholder Meetings. If, pursuant to the General Corporation Law of the State of Delaware (as amended, the “DGCL”) or these Bylaw, the Board of Directors is authorized to determine the place of a meeting of stockholders, the Board of Directors may, in its sole discretion, determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication as authorized by the DGCL.

SECTION 2.4.     Notice of Meetings. Whenever stockholders are required or permitted to take any action at a meeting, a notice of the meeting shall be given that shall state the place, if any, date and hour of the meeting, the record date for determining stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Unless otherwise provided by applicable law, the Certificate of Incorporation or these Bylaws, the notice of any meeting shall be given not less than ten (10) days nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting, as of the record date for determining the stockholders entitled to notice of the meeting.

SECTION 2.5.     Adjournment. Any meeting of stockholders, annual or special, may adjourn from time to time to reconvene at the same or some other place, if any, and notice need not be given of any such adjourned meeting if the time and place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the Board of Directors shall fix a new record date for notice of such adjourned meeting in accordance with Section 2.7 of these Bylaws, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.

SECTION 2.6.     Quorum. Except as otherwise provided by applicable law, the Certificate of Incorporation or these Bylaws, at each meeting of stockholders the presence in person or by proxy of the holders of a majority in voting power of the then outstanding shares of stock entitled to vote at the meeting shall be necessary and sufficient to constitute a quorum. In the absence of a quorum, the stockholders so present may, by a majority in voting power thereof, adjourn the meeting from time to time in the manner provided in Section 2.5 of these Bylaws until a quorum shall attend.

SECTION 2.7.     Fixing of Record Date.

(a)     In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting, if any, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date: (i) in the case of a determination of stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, shall, unless otherwise required by applicable law, not be more than sixty (60) nor less than ten (10) days before the date of such meeting and, unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for determining the stockholders entitled to vote at such meeting, the record date for determining the stockholders entitled to notice of such meeting shall also be the record date for determining the stockholders entitled to vote at such meeting; and (ii) in the case of a determination of the stockholders, if any, entitled to express consent to corporate action in writing without a meeting, shall not be more than ten (10) days from the date upon which the resolution fixing the record date is adopted by the Board of Directors. If no record date is fixed by the Board of Directors: (i) the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; and (ii) the record date for determining the stockholders, if any, entitled to express consent to corporate action in writing without a meeting, when no prior action of the Board of Directors is required by applicable law, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation in accordance with applicable law, or, if prior action by the Board of Directors is required by applicable law, shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for the stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for the determination of stockholders entitled to vote in accordance with the foregoing provisions of this Section 2.7(a) at the adjourned meeting.

(b)     In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date on which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than sixty (60) days prior to such action. If no record date is fixed for such action, the record date for determining stockholders for such action shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

SECTION 2.8.     Voting List. The Corporation shall prepare, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting; provided, however, if the record date for determining the stockholders entitled to vote is less than ten (10) days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth (10th) day before the meeting date, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of at least ten (10) days prior to the meeting (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of meeting, or (b) during ordinary business hours at the principal place of business of the Corporation. The list of stockholders must also be open to examination at the meeting as required by applicable law. Except as otherwise provided by applicable law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 2.8 or to vote in person or by proxy at any meeting of stockholders.

SECTION 2.9.     Voting. Except as otherwise provided by the Certificate of Incorporation, each stockholder entitled to vote at any meeting of stockholders shall be entitled to one (1) vote for each share of stock held by such stockholder which has voting power upon the matter in question. Except as otherwise provided by the Certificate of Incorporation, at all meetings of stockholders for the election of directors at which a quorum is present a plurality of the votes cast shall be sufficient to elect. All other elections and questions presented to the stockholders at a meeting at which a quorum is present shall, unless otherwise provided by the Certificate of Incorporation, these Bylaws, the rules or regulations of any stock exchange applicable to the Corporation, or applicable law or pursuant to any regulation applicable to the Corporation or its securities, be decided by the affirmative vote of a majority of the votes cast with respect to that matter (for purposes of this Bylaw, “votes cast” shall exclude “abstentions” and any “broker non-votes” with respect to that election or question to be voted on). Voting at meetings of stockholders need not be by written ballot.

SECTION 2.10.     Proxies. Each stockholder entitled to vote at a meeting of stockholders or express consent to corporate action in writing without a meeting, if any, may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A proxy may be made irrevocable regardless of whether the interest with which it is coupled is an interest in the stock itself or an interest in the Corporation generally. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by delivering to the Secretary a revocation of the proxy or a new proxy bearing a later date.

SECTION 2.11.     Action By Consent in Lieu of Meeting of Stockholders. Unless otherwise restricted by the Certificate of Incorporation, any action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which minutes of proceedings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall, to the extent required by applicable law, be given to those stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to the Corporation.

SECTION 2.12.     Organization.

(a)     Such person as the Board of Directors may designate or, in the absence of such a designation, the President or, in his or her absence, such person as may be chosen by the holders of a majority of the shares entitled to vote who are present in person or by proxy at the meeting, shall call to order any meeting of the stockholders and act as chairman of such meeting. In the absence of the Secretary, the chairman of the meeting shall appoint a person to serve as secretary at the meeting.

(b)     The Board of Directors shall be entitled to make such rules or regulations for the conduct of meetings of stockholders as it shall deem necessary, appropriate or convenient. Except to the extent inconsistent with such rules and regulations as made by the Board of Directors, if any, the chairman of the meeting shall have the right and authority to convene and to adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are necessary, appropriate or convenient for the proper conduct of the meeting, including, without limitation, establishing an agenda or order of business for the meeting, rules and procedures for maintaining order at the meeting and the safety of those present, limitations on participation in such meeting to stockholders of record of the Corporation and their duly authorized and constituted proxies and such other persons as the chairman of the meeting shall permit, restrictions on entry to the meeting after the time fixed for the commencement thereof, limitations on the time allotted to questions or comments by participants and regulation of the opening and closing of the polls for balloting on matters which are to be voted on by ballot. The date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at the meeting shall be announced at the meeting. Unless and to the extent determined by the Board of Directors or the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with rules of parliamentary procedure.

SECTION 2.13.     Notice of Stockholder Nominations and Business.

(a)     Annual Meetings of Stockholders. Nominations of one (1) or more individuals for election to the Board of Directors (each, a “Nomination” and more than one, the “Nominations”) and the proposal of business other than Nominations (“Business”) to be considered by the stockholders of the Corporation may be made at an annual meeting of stockholders only: (i) pursuant to the Corporation’s notice of meeting or any supplement thereto; provided, however, that reference in the Corporation’s notice of meeting to the election of directors or to the election of members of the Board of Directors shall not include or be deemed to include Nominations; (ii) by or at the direction of the Board of Directors; or (iii) by any stockholder of the Corporation who is a stockholder of record of the Corporation at the time the notice provided for in this Section 2.13 is delivered to the President or the principal executive officer of the Corporation, who is entitled to vote at the meeting, and who complies with the procedures and other requirements set forth in this Section 2.13.

(b)     Special Meetings of Stockholders. Only such Nomination or Nominations or Business shall be considered at a special meeting of stockholders as shall have been brought before the special meeting pursuant to the Corporation’s notice of meeting or any supplement thereto; provided, however, that reference in the Corporation’s notice of meeting or any supplement thereto to the election of directors or to the election of members of the Board of Directors shall not include or be deemed to include Nominations. Nominations may be made at a special meeting of stockholders at which one or more directors are to be elected pursuant to the Corporation’s notice of meeting or any supplement thereto (i) by or at the direction of the Board of Directors or (ii) provided that the Board of Directors has determined that one or more directors shall be elected at such meeting, by any stockholder of the Corporation who is a stockholder of record at the time the notice provided for in this Section 2.13 is delivered to the President or the principal executive officer of the Corporation, who is entitled to vote at the meeting and upon such election, and who complies with the procedures and other requirements set forth in this Section 2.13.

(c)     Stockholder Nominations.

(i)     Only an individual or individuals subject to a Nomination or Nominations made in compliance with the procedures and other requirements set forth in this Section 2.13 shall be eligible for election at an annual or special meeting of stockholders, and any individual or individuals subject to a Nomination or Nominations not made in compliance with this Section 2.13 shall not be considered nor acted upon at such meeting of stockholders.

(ii)     For Nominations to be properly brought before an annual or special meeting of stockholders by a stockholder pursuant to Section 2.13(a)(iii) or Section 2.13(b)(ii), respectively, the stockholder must have given timely notice thereof in writing to the President or the principal executive officer of the Corporation at the Corporation’s principal place of business pursuant to this Section 2.13. To be timely, the stockholder’s notice must be delivered to the President or the principal executive officer of the Corporation as provided in Section 2.13(c)(iii) or Section 2.13(c)(iv), as applicable, in the case of an annual meeting of stockholders, and Section 2.13(c)(v), in the case of a special meeting of stockholders, respectively.

(iii)     In the case of an annual meeting of stockholders, to be timely, any Nomination made pursuant to Section 2.13(a)(iii) shall be delivered to the President or the principal executive officer of the Corporation at the Corporation’s principal place of business not later than the close of business on the ninetieth (90th) day and not earlier than the close of business on the one hundred twentieth (120th) day prior to the first anniversary of the date on which the annual meeting of stockholders in the preceding year was convened; provided, however, that if the date of the annual meeting to be held in the current year (and in respect of which a Nomination is being made pursuant to Section 2.13(a)(iii)) is more than thirty (30) days before or after the first anniversary of the date on which the annual meeting of stockholders in the preceding year was convened, notice of Nomination by the stockholder, to be timely, must be so delivered not earlier than the close of business on the one hundred twentieth (120th) day prior to the annual meeting of stockholders to be held in the current year and not later than the close of business on the later of (A) the ninetieth (90th) day prior to the date of the annual meeting of stockholders to be held in the current year or (B) the tenth (10th) day next following the day on which public announcement of the date of the annual meeting of stockholders to be held in the current year is first made by the Corporation. In no event shall the public announcement of an adjournment or postponement of an annual meeting of stockholders commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(iv)     Notwithstanding Section 2.13(c)(iii), if the number of directors to be elected to the Board of Directors at an annual meeting of stockholders is increased and there is no public announcement by the Corporation naming the nominees for the additional directorships at least one hundred (100) days prior to the first anniversary of the date on which the annual meeting of stockholders in the preceding year was convened, the stockholder’s notice of Nomination required by this Section 2.13 shall also be considered timely, but only with respect to a nominee or nominees for the additional directorship or additional directorships, if it shall be delivered to the President or the principal executive officer of the Corporation at the Corporation’s principal place of business not later than the close of business on the tenth (10th) day next following the day on which such public announcement of additional directorships is first made by the Corporation. In no event shall the public announcement of an adjournment or postponement of an annual meeting of stockholders commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(v)     In the case of a special meeting of stockholders, to be timely, any Nomination made pursuant to Section 2.13(b)(ii) shall be delivered to the President or the principal executive officer of the Corporation at the Corporation’s principal place of business not earlier than the close of business on the one hundred twentieth (120th) day prior to the date of such special meeting of stockholders and not later than the close of business on the later of (A) the ninetieth (90th) day prior to the date of such special meeting of stockholders or (B) the tenth (10th) day next following the day on which public announcement of the date of such special meeting of stockholders and of the nominee or nominees proposed by the Board of Directors to be elected at such special meeting of stockholders is first made by the Corporation. In no event shall the public announcement of an adjournment or postponement of a special meeting of stockholders commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(vi)     A stockholder’s notice of of Nomination or Nominations pursuant to Section 2.13(a)(iii) or Section 2.13(b)(ii) shall set forth: (A) as to any Nomination to be made by such stockholder, (1) all information relating to the individual subject to such Nomination that is required to be disclosed in opposition proxy statements for the election of directors filed by dissident or insurgent stockholders with the U.S. Securities and Exchange Commission (“SEC”) and mailed to stockholders, at such dissident’s or insurgent’s own expense, in a contested election, or is otherwise required, in each case pursuant to and in accordance with Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), irrespective of whether the Exchange Act in fact applies to either the Nomination or Nominations or the Corporation, and (2) such individual’s written consent to being named in a proxy statement as a nominee and to serving as a director of the Corporation if elected; and (B) as to the stockholder giving the notice and the beneficial owner of the Corporation’s capital stock, if any, on whose behalf the Nomination is made, (1) the name and address of such stockholder, as they appear on the Corporation’s books, and of such beneficial owner, (2) the class, series, and number of shares of stock of the Corporation that are beneficially owned, within the meaning of Rule 13d-1 (or any successor thereto) under the Exchange Act, and/or owned of record, by such stockholder and such beneficial owner, (3) a representation that the stockholder is a holder of record of shares of stock of the Corporation entitled to vote at such meeting and that such stockholder (or a qualified representative of the stockholder) intends to appear in person or by proxy at the meeting to propose such Nomination, and (4) a representation whether the stockholder and/or the beneficial owner, if any, intends or is a member of a group which intends (x) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding shares of stock required to elect the individual or individuals subject to the Nomination or Nominations, and/or (y) otherwise to solicit proxies from stockholders of the Corporation in support of the election as directors of the individual or individuals in respect of whom such Nomination or Nominations is or are being made.

(vii)     To be eligible to be a nominee for initial election as a director of the Corporation at any annual or special meeting of stockholders, an individual must deliver (in accordance with the time periods prescribed for delivery of notice in compliance with this Section 2.13) to the President or the principal executive officer of the Corporation, at the Corporation’s principal place of business, a written questionnaire with respect to the background, experience and qualifications of such individual and the background of any other person on whose behalf the Nomination is being made (which questionnaire shall be furnished by the Secretary for completion by such nominee and such other person) and a written representation and agreement (in the form furnished by the Secretary) that such individual:

(A)     is not and shall not become a party to, and is not and shall not be bound by, (1) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person as to how such individual, if elected as a director of the Corporation, shall act or vote on any election or question (a “Voting Commitment”) that has not been disclosed to the Corporation, or (2) any Voting Commitment or other contractual agreement, arrangement or understanding or fiduciary capacity that could limit or interfere with such individual’s ability to comply, if elected as a director of the Corporation, with such individual’s fiduciary duties as a director of the Corporation under applicable law;

(B)     is not and shall not become a party to any agreement, arrangement or understanding with any person other than the Corporation with respect to any direct or indirect compensation, reimbursement, indemnification or advancements in connection with any service, action or omission in his or her capacity as a director of the Corporation that has not been disclosed to the Corporation;

(C)     is not and shall not become a party to any Derivative Securities Agreement (as defined below) that has not been disclosed to the Corporation; and

(D)     in his or her individual capacity and for, in the name of and on behalf of any person on whose behalf the Nomination is being made, shall be in compliance, if elected as a director of the Corporation, and shall comply with, the rules or regulations of any stock exchange applicable to the Corporation, applicable law, any regulation applicable to the Corporation or its securities and all applicable publicly disclosed corporate governance, business conduct, ethics, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Corporation (and that, to evidence such individual’s undertaking and commitment to so comply, such individual shall enter into all such agreements and instruments that the Corporation requires of each of its then current directors).

(viii)     In addition, the Corporation may require any individual subject to Nomination to furnish (A) such information as is required to be set forth in the stockholder’s notice of Nomination of such individual pursuant to this Section 2.13(c) as of a date subsequent to the date on which the notice of Nomination with respect to such individual was delivered and (B) such other information as may reasonably be required by the Corporation to determine the qualifications and suitability of such individual to serve as a director of the Corporation, the eligibility of such individual to serve as an “independent director” or “audit committee financial expert” of the Corporation under the rules or regulations of any stock exchange applicable to the Corporation, applicable law, any regulations applicable to the Corporation or its securities or any publicly-disclosed corporate governance guideline or committee charter of the Corporation and (C) such other information as could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such individual. If such individual fails to furnish such requested information, such Nomination shall not be considered made in compliance with this Section 2.13 and shall be disregarded, shall not be considered and shall not be acted upon, conducted or transacted at the meeting of stockholders before which such Nomination is proposed to be brought.

(d)     Stockholder Business.

(i)     Only Business brought before such annual meeting of stockholders in compliance with the procedures and other requirements set forth in this Section 2.13 shall be considered and acted upon, conducted or transacted at such annual meeting of stockholders, and any Business proposed by a stockholder that is not made in compliance with this Section 2.13 shall be disregarded, shall not be considered and shall not be acted upon, conducted or transacted at such annual meeting of stockholders; provided, however, that nothing in this Section 2.13 shall be deemed to affect the rights or obligations, if any, of stockholders of the Corporation to request inclusion of Business proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act (to the extent that the Corporation or such Business proposals are subject to Rule 14a-8).

(ii)     For any Business to be properly brought before an annual meeting of stockholders by a stockholder pursuant to Section 2.13(a)(iii), any such proposed Business must constitute a proper matter for stockholder action in accordance with the Certificate of Incorporation, these Bylaws and applicable law.

(iii)     To be timely, any proposal of Business pursuant to Section 2.13(a)(iii) shall be delivered to the President or the principal executive officer of the Corporation at the Corporation’s principal place of business not later than the close of business on the ninetieth (90th) day and not earlier than the close of business on the one hundred twentieth (120th) day prior to the first anniversary of the date on which the annual meeting of stockholders in the preceding year was convened; provided, however, that if the date of the annual meeting to be held in the current year (and before which a proposal of Business is being brought pursuant to Section 2.13(a)(iii)) is more than thirty (30) days before or after the first anniversary of the date on which the annual meeting of stockholders in the preceding year was convened, notice of a proposal of Business by the stockholder, to be timely, must be so delivered not earlier than the close of business on the one hundred twentieth (120th) day prior to the date of the annual meeting of stockholders to be held in the current year and not later than the close of business on the later of (A) the ninetieth (90th) day prior to the date of the annual meeting of stockholders to be held in the current year or (B) the tenth (10th) day next following the day on which public announcement of the date of the annual meeting of stockholders to be held in the current year is first made by the Corporation. In no event shall the public announcement of an adjournment or postponement of an annual meeting of stockholders commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(iv)     A stockholder’s notice of a proposal of Business pursuant to Section 2.13(a)(iii) shall set forth: (A) as to the Business proposed by such stockholder, a brief description of the Business, the text of the proposal or Business (including the text of any resolutions proposed for consideration and, in the event that such Business includes a proposal to amend these Bylaws, the language of the proposed amendment), the reasons for conducting such Business at the meeting and any material interest in such Business of such stockholder and/or the beneficial owner of the Corporation’s capital stock, if any, on whose behalf the proposal is made; and (B) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf such Business is made (1) the name and address of such stockholder, as they appear on the Corporation’s books, and of such beneficial owner, (2) the class, series, and number of shares of stock of the Corporation which are owned beneficially and/or of record by such stockholder and such beneficial owner, (3) a representation that the stockholder is a holder of record of shares of stock of the Corporation entitled to vote at such meeting and that such stockholder (or a qualified representative of such stockholder) intends to appear in person or by proxy at the meeting to propose such Business, and (4) a representation whether the stockholder or the beneficial owner, if any, intends or is a member of a group which intends (x) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding shares of stock required to approve or adopt the proposed Business, and/or (y) otherwise to solicit proxies from stockholders of the Corporation in support of such Business.

(e)     General.

(i)     Except as otherwise provided by applicable law, the Board of Directors and/or the person presiding over the meeting of stockholders of the Corporation shall have the power and duty (A) to determine whether a Nomination or Business proposed to be brought before such meeting was made or proposed in accordance with the procedures and other requirements set forth in this Section 2.13, and (B) if any proposed Nomination or Business was not made or proposed in accordance with the procedures and other requirements set forth in this Section 2.13, to declare that such Nomination or Business shall be disregarded, that such proposed Nomination or Business shall not be considered and/or that such proposed Nomination or Business shall not be acted upon, conducted or transacted. Notwithstanding the foregoing provisions of this Section 2.13, if the stockholder (or a qualified representative of such stockholder) does not appear at the annual or special meeting of stockholders to present a Nomination or Business, such Nomination or Business shall be disregarded, such Nomination or Business shall not be considered and such Nomination or Business shall not be acted upon, conducted or transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation.

(ii)     A stockholder providing notice of any Nomination pursuant to Section 2.13(a)(iii) or Section 2.13(b)(ii) or a proposal of Business pursuant to Section 2.13(a)(iii) proposed to be brought before an annual or special meeting of stockholders shall further update and supplement such notice so that the information furnished or required to be furnished in such notice pursuant to this Section 2.13 shall be true and correct in all material respects as of the record date for determining the stockholders entitled to receive notice of such meeting, and such update and supplement shall be delivered to the President or the principal officer of the Corporation, at the Corporation’s principal place of business, not later than five (5) business days following the earlier of (A) the occurrence of any event or development that would cause the previously furnished information to be not true and correct in all material respects, (B) the record date for determining the stockholders entitled to receive notice of such meeting and (C) a written request by the Corporation for (1) a written verification of the accuracy and completeness of the previously furnished information and/or (2) a written update of the previously furnished information. If a stockholder fails to furnish such update or supplement within such period, or information furnished by any stockholder pursuant to this Section 2.13 in connection with a Nomination pursuant to Section 2.13(a)(iii) or Section 2.13(b)(ii) or a proposal of Business pursuant to Section 2.13(a)(iii) is inaccurate or incomplete in any material respects as of the record date for determining the stockholders entitled to receive notice of such meeting, any such information shall be deemed not to have been furnished, and the Nomination or Business, as applicable, in respect of which such information is required to be furnished pursuant to this Section 2.13 shall be deemed not to have been made or proposed in compliance with the procedures and other requirements set forth in this Section 2.13 and such Nomination or Business shall be disregarded, shall not be considered and shall not be acted upon, conducted or transacted at such meeting.

(iii)     Notwithstanding the provisions of these Bylaws, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 2.13; provided, however, that any references in these Bylaws to the Exchange Act or the rules promulgated thereunder are not intended to and shall not limit the separate and additional requirements set forth in these Bylaws with respect to Nominations or proposals of Business to be considered.

(f)     Certain Definitions.

(i)     For purposes of this Section 2.13, “public announcement” shall include disclosure by the Corporation in a press release reported by the Dow Jones News Service, Associated Press, or comparable national news service, or in a document publicly filed by the Corporation with the SEC.

(ii)     For purposes of this Section 2.13, “Derivative Securities Arrangement” means any direct or indirect:

(A)     transaction or series of transactions, instrument, contract, agreement, arrangement, understanding or relationship with respect to any right, option, warrant, convertible or exchangeable security, swap agreement, stock appreciation right or right similar to any of the foregoing, whether or not presently exercisable, with an exercise, conversion or exchange privilege, or settlement payment or mechanism, related to any security of the Corporation, or similar instrument, including, without limitation, transactions, instruments, contracts, agreements, arrangements, understandings or relationships of the type contemplated Rule 16a-1(b) or Rule 16(c)(6) under the Exchange Act, which gives such person (or any of such person’s affiliates or associates) the economic equivalent of ownership of an amount of such securities due to the fact that the value of the derivative is explicitly determined in whole or in part by reference to the price or value of any security of the Corporation;

(B)     transaction or series of transactions, agreement, arrangement, understanding, proxy or relationship that included or includes an opportunity for such person (or such person’s affiliates or associates), directly or indirectly, to profit or share in any profit derived from any increase or decrease in the value of any security of the Corporation, to receive or share in the receipt of dividends payable on any security of the Corporation separate or separable from the underlying shares, to mitigate any loss or manage any risk associated with any increase or decrease in the value of any security of the Corporation or to increase or decrease the number of securities of the Corporation which such person (or such person’s affiliates or associates) was, is or will be entitled to vote, in each case under (A) and this (B) of this Section 2.13(f)(ii), including, without limitation, any put or call arrangement, short position, borrowed shares or swap or similar arrangement; and

(C)     transaction or series of transactions, plan, agreement, arrangement, understanding or relationship with respect to the borrowing or lending of securities of the Corporation or any interest therein, in each case under clauses (A), (B) and (C) above, without regard to whether (1) such derivative conveys any voting rights in any securities of the Corporation to such person (or any of such person’s affiliates or associates), (2) the derivative is required to be, or is capable of being, settled through delivery of any securities of the Corporation, or (3) such person (or any of such person’s affiliates or associates) may have entered into other transactions that hedge the economic effect of such derivative.

(iii)     For purposes of this Section 2.13, (A) an “affiliate” of or person “affiliated” with, a specified person, is a person that directly, or indirectly through one (1) or more intermediaries, controls or is controlled by, or is under common control, with the person specified, and (B) an “associate,” when used to indicate a relationship with any person, means (1) a Corporation or organization of which such person is an officer or partner or is, directly or indirectly, the beneficial owner of ten percent (10%) or more of any class of equity securities, (2) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar capacity, and (3) any relative or spouse of such person, or any relative of such spouse, who has the same home as such person or who is a director or officer of the Corporation or any of its subsidiaries.

ARTICLE III

DIRECTORS

SECTION 3.1.     Number; Qualification. The Board of Directors shall consist of one or more members, the number thereof to be determined from time to time by resolution of the Board of Directors. Directors need not be stockholders.

SECTION 3.2.     Election of Directors. At each annual meeting of stockholders, the stockholders shall elect directors each of whom shall hold office for a term of one year or until his or her successor is duly elected and qualified, subject to such director’s earlier death, resignation, disqualification or removal.

SECTION 3.3.     Regular Meetings. Unless otherwise restricted by the Certificate of Incorporation, regular meetings of the Board of Directors may be held at any time or date and at any place within or without the State of Delaware that has been designated by the Board of Directors and publicized among all directors, either orally or in writing, by telephone, including a voice-messaging system or other system designed to record and communicate messages, facsimile, telegraph or telex, or by electronic mail or other electronic means. No further notice shall be required for regular meetings of the Board of Directors.

SECTION 3.4.     Special Meetings. Special meetings of the Board of Directors may be called by the Chairman of the Board, the President or at least one-third of the number of directors constituting the entire Board of Directors. The person or persons authorized to call special meetings of the Board of Directors may fix any place, either within or without the State of Delaware, as the place for holding any special meeting of the Board of Directors called by them.

SECTION 3.5.     Notice of Special Meetings of the Board of Directors. Notice of the time and place of all special meetings of the Board of Directors shall be orally or in writing, by telephone, including a voice messaging system or other system or technology designed to record and communicate messages, facsimile, telegraph or telex, or by electronic mail or other electronic transmission, during normal business hours, at least 24 hours before the date and time of the meeting. If notice is sent by US mail, it shall be sent by first class mail, charges prepaid, at least three days before the date of the meeting.

SECTION 3.6.     Quorum. At all meetings of the Board of Directors, the directors entitled to cast a majority of the votes of the whole Board of Directors shall constitute a quorum for the transaction of business. If the directors entitled to cast less than a majority of the votes of the whole Board of Directors are present at a meeting of the Board of Directors, the directors entitled to cast a majority of the votes of the directors present may adjourn the meeting from time to time without further notice.

SECTION 3.7.     Voting. Except in cases in which the Certificate of Incorporation, these Bylaws or applicable law otherwise provides, a majority of the votes entitled to be cast by the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.

SECTION 3.8.     Vacancies. Vacancies in the Board of Directors or newly created directorships may be filled by a majority vote of the Board of Directors then in office, although such majority may be less than a quorum, or by an election either at an annual meeting or at a special meeting of the stockholders called for that purpose. Any directors elected to fill a vacancy or newly created directorship shall hold office until such director’s successor is elected and qualified, or until such director’s earlier death, resignation or removal.

SECTION 3.9.     Action by Unanimous Consent of Directors. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission. After an action is taken, the consent or consents relating thereto shall be filed with the minutes of the proceedings of the Board of Directors, or the committee thereof, in the same paper or electronic form as the minutes are maintained.

SECTION 3.10.     Participation by Conference Telephone. Members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting thereof by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this Section 3.10 shall constitute presence in person at such meeting.

ARTICLE IV

WAIVER OF NOTICE

SECTION 4.1.     Written Waiver of Notice. Any waiver of notice, given by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Neither the business to be transacted at nor the purpose of any regular or special meeting of the stockholders, directors, or members of a committee of directors need be specified in a waiver of notice.

SECTION 4.2.     Attendance as Waiver of Notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

ARTICLE V

COMMITTEES

SECTION 5.1.     General Provisions. The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of the committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in place of any such absent or disqualified member. Any such committee, to the extent permitted by applicable law and to the extent provided in the resolution of the Board of Directors or these Bylaws, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it.

SECTION 5.2.     Committee Rules. Unless the Board of Directors otherwise provides, each committee designated by the Board of Directors may make, alter and repeal rules for the conduct of its business. In the absence of such rules each committee shall conduct its business in the same manner as the Board of Directors conducts its business pursuant to Article IV of these Bylaws.

ARTICLE VI

OFFICERS

SECTION 6.1.     General Provisions. The Board of Directors shall elect a President and a Secretary. The Board of Directors may also elect a Chairman of the Board, one or more Vice Chairmen of the Board, one or more Vice Presidents, a Treasurer, one or more Assistant Secretaries and Assistant Treasurers and such additional officers as the Board of Directors may deem necessary or appropriate from time to time. Any two or more offices may be held by the same person. The officers elected by the Board of Directors shall have such duties as are hereafter described and such additional duties as the Board of Directors may from time to time prescribe.

SECTION 6.2.     Election and Term of Office. The officers of the Corporation shall be elected annually by the Board of Directors at the regular meeting of the Board of Directors held after each annual meeting of the stockholders. If the election of officers is not held at such meeting, such election shall be held as soon thereafter as may be convenient. New offices of the Corporation may be created and filled and vacancies in offices may be filled at any time by the Board of Directors. Unless removed pursuant to Section 6.3 of these Bylaws, each officer shall hold office until his or her successor has been duly elected and qualified, or until his or her earlier death or resignation. Election or appointment of an officer or agent shall not of itself create contract rights.

SECTION 6.3.     Removal of Officers. Any officer or agent elected or appointed by the Board of Directors may be removed by the Board of Directors whenever, in its judgment, the best interests of the Corporation would be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person(s) so removed.

SECTION 6.4.     The Chief Executive Officer. The Board of Directors shall designate whether the Chairman of the Board, if one shall have been chosen, the President or another officer shall be the Chief Executive Officer. If Board of Directors does not designate a Chief Executive Officer, then the President shall be the Chief Executive Officer. The Chief Executive Officer shall be the principal executive officer of the Corporation and shall in general supervise and control all of the business and affairs of the Corporation, subject to the supervision and control of the Board of Directors. The Chief Executive Officer shall see that orders and resolutions of the Board of Directors are carried into effect. The Chief Executive Officer may sign bonds, mortgages, certificates for shares and all other contracts and documents whether or not under the seal of the Corporation, except in cases where the signing and execution thereof shall be expressly delegated by applicable law, by the Board of Directors or by these Bylaws to some other officer or agent of the Corporation. The Chief Executive Officer shall have general powers of supervision and shall be the final arbiter of all differences between officers of the Corporation and his or her decision as to any matter affecting the Corporation shall be final and binding as between the officers of the Corporation subject only to the supervision and control of the Board of Directors.

SECTION 6.5.     The President. If Board of Directors has not designated a Chief Executive Officer, the President shall perform the duties of the Chief Executive Officer, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Chief Executive Officer. At all other times the President shall have the active management of the business of the Corporation under the general supervision of the Chief Executive Officer. The President shall have concurrent power with the Chief Executive Officer to sign bonds, mortgages, certificates for shares and other contracts and documents, whether or not under the seal of the Corporation except in cases where the signing and execution thereof shall be expressly delegated by applicable law, by the Board of Directors, or by these Bylaws to some other officer or agent of the Corporation. In general, the President shall perform all duties incident to the office of president and such other duties as the Chief Executive Officer or the Board of Directors may from time to time prescribe.

SECTION 6.6.     The Chairman of the Board. The Chairman of the Board, if one is chosen, shall be chosen from among the members of the Board of Directors. If the Chairman of the Board has not been designated Chief Executive Officer, the Chairman of the Board shall preside at all meetings of the stockholders and of the Board of Directors and perform such other duties as may be assigned to the Chairman of the Board by the Board of Directors.

SECTION 6.7.     Vice Chairman of the Board. In the absence of the Chief Executive Officer or in the event of his or her inability or refusal to act, if the Chairman of the Board has been designated Chief Executive Officer, the Vice Chairman, or if there be more than one, the Vice Chairmen, in the order determined by the Board of Directors, shall perform the duties of the Chief Executive Officer, and when so acting shall have all the powers of and be subject to all the restrictions upon the Chief Executive Officer. At all other times, the Vice Chairman or Vice Chairmen shall perform such duties and have such powers as the Chief Executive Officer or the Board of Directors may from time to time prescribe.

SECTION 6.8.     The Vice President. In the absence of the President or in the event of his or her inability or refusal to act, the Vice President (or in the event there be more than one Vice President, the Executive Vice President and the other Vice President or Vice Presidents in the order designated, or in the absence of any designation, then in the order of their election) shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President. The Vice Presidents shall perform such other duties and have such other powers as the Chief Executive Officer or the Board of Directors may from time to time prescribe.

SECTION 6.9.     The Secretary. The Secretary shall attend all meetings of the Board of Directors and all meetings of the stockholders and record all the proceedings of the meetings of the stockholders and of the Board of Directors in a book to be kept for that purpose and shall perform like duties for committees of the Board of Directors when required. The Secretary shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors or the Chief Executive Officer, under whose supervision he or she shall be. The Secretary shall have custody of the corporate seal of the Corporation and the Secretary, or an Assistant Secretary, shall have authority to affix the same to any instrument requiring it and when so affixed, it may be attested by his or her signature or by the signature of such Assistant Secretary. The Board of Directors may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing by his or her signature.

SECTION 6.10.     The Assistant Secretary. The Assistant Secretary, or if there be more than one, the Assistant Secretaries in the order determined by the Board of Directors (or if there be no such determination, then in the order of their election), shall, in the absence of the Secretary or in the event of his or her inability or refusal to act, perform the duties and exercise the powers of the Secretary and shall perform such other duties and have such other powers as the Chief Executive Officer or the Board of Directors may from time to time prescribe.

SECTION 6.11.     The Treasurer. The Treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors. The Treasurer shall disburse the funds of the Corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the President and to the Board of Directors, at its regular meetings, or when the Board of Directors so requires, an account of all his or her transactions as Treasurer and of the financial condition of the Corporation. If required by the Board of Directors, the Treasurer shall give the Corporation a bond (which shall be renewed every six (6) years) in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of his or her office and for the restoration to the Corporation, in case of his or her death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his or her possession or under his or her control belonging to the Corporation.

SECTION 6.12.     The Assistant Treasurer. The Assistant Treasurer, or if there shall be more than one, the Assistant Treasurers in the order determined by the Board of Directors (or if there be no such determination, then in the order of their election), shall, in the absence of the Treasurer or in the event of his or her inability or refusal to act, perform the duties and exercise the powers of the Treasurer and shall perform such other duties and have such other powers as the Chief Executive Officer or the Board of Directors may from time to time prescribe.

SECTION 6.13.     Duties of Officers May be Delegated. In the absence of any officer of the Corporation, or for any other reason that the Board of Directors may deem sufficient, the Board of Directors may delegate the powers or duties, or any portion of such powers or duties, of any officers or officer to any other officer or to any director.

SECTION 6.14.     Compensation. The Board of Directors shall have the authority to establish reasonable compensation of all officers for services rendered to the Corporation.

ARTICLE VII

CERTIFICATES FOR SHARES

SECTION 7.1.     Certificates of Shares. The shares of the Corporation shall be represented by certificates, provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertified shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Every holder of stock represented by certificates shall be entitled to have a certificate signed by, or in the name of, the Corporation by any two authorized officers of the Corporation representing the number of shares registered in certificate form. Any two officers of the Corporation authorized by the Board of Directors or these Bylaws are hereby authorized to sign certificates by, or in the name of, the Corporation. Any or all the signatures on the certificate may be a facsimile.

SECTION 7.2.     Signatures of Former Officer, Transfer Agent or Registrar. In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person or entity were such officer, transfer agent or registrar at the date of issue.

SECTION 7.3.     Lost, Stolen or Destroyed Certificates. The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

ARTICLE VIII

DIVIDENDS

SECTION 8.1.     Dividends. Subject to any restrictions contained in the Certificate of Incorporation, the Board of Directors may declare and pay dividends upon the shares of the Corporation’s stock in any form determined by the Board of Directors, in the manner and upon the terms and conditions provided by applicable law.

ARTICLE IX

CONTRACTS, LOANS, CHECKS AND DEPOSITS

SECTION 9.1.     Contracts. The Board of Directors may authorize any officer or officers, agent or agents, to enter into any contract or execute and deliver any instrument for, in the name of and on behalf of the Corporation, and such authority may be general or confined to specific instances.

SECTION 9.2.     Loans. No loans shall be contracted for, in the name of and on behalf of the Corporation, and no evidences of indebtedness shall be issued in its name unless authorized by a resolution of the Board of Directors. Such authority may be general or confined to specific instances.

SECTION 9.3.     Checks, Drafts, Etc. All checks, drafts or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the Corporation shall be signed by one or more officers or agents of the Corporation and in such manner as shall from time to time be determined by resolution of the Board of Directors.

SECTION 9.4.     Deposits. The funds of the Corporation may be deposited or invested in such bank account, in such investments or with such other depositories as determined by the Board of Directors.

ARTICLE X

INDEMNIFICATION OF DIRECTORS, OFFICERS, EMPLOYEES
AND OTHER AGENTS

SECTION 10.1.     Indemnification of Directors. The Corporation shall, to the maximum extent and in the manner permitted by Section 145 of the DGCL, indemnify each of its directors against expenses judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding (as defined in Section 145 of the DGCL), arising by reason of the fact that such person is or was a director of the Corporation. For purposes of this Article X, a “director” of the Corporation includes any person (a) who is or was a director of the Corporation, (b) who is or was serving at the request of the Corporation as a director of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, or (c) who was a director of a corporation which was a predecessor corporation of the Corporation or of another enterprise at the request of such predecessor corporation.

SECTION 10.2.     Indemnification of Others. The Corporation shall have the power, to the extent and in the manner permitted by the DGCL, to indemnify each of its employees, officers, and agents (other than directors) against expenses (as defined in Section 145 of the DGCL), judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding (as defined in Section 145 of the DGCL), arising by reason of the fact that such person is or was an employee, officer or agent of the Corporation. For purposes of this Article X, an “employee” or “officer” or “agent” of the Corporation (other than a director) includes any person (a) who is or was an employee, officer, or agent of the Corporation, (b) who is or was serving at the request of the Corporation as an employee, officer, or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, or (c) who was an employee, officer, or agent of a corporation which was a predecessor corporation of the Corporation or of another enterprise at the request of such predecessor corporation.

SECTION 10.3.     Indemnity Not Exclusive. The indemnification provided by this Article X shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any Bylaw, agreement, vote of stockholders or directors or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office. The rights to indemnify hereunder shall continue as to a person who has ceased to be a director and shall inure to the benefit of the heirs, executors, and administrators of the person.

SECTION 10.4.     Insurance Indemnification. The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation against any liability asserted against or incurred by such person in such capacity or arising out of that person’s status as such, whether or not the Corporation would have the power to indemnify that person against such liability under the provisions of this Article X.

ARTICLE XI

AMENDMENTS

SECTION 11.1.     Amendments. These bylaws may be altered, amended or repealed, and new bylaws made, by the Board of Directors, but the stockholders may make additional bylaws and may alter and repeal any bylaws whether adopted by them or otherwise.

ARTICLE XII

VENUE SELECTION

SECTION 12.1.     Exclusive Forum for Certain Litigation. Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director or officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action arising pursuant to any provision of the DGCL, the Certificate of Incorporation or these Bylaws, or (d) any action governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware; provided, however, in the event that the Court of Chancery of the State of Delaware lacks jurisdiction over such action or proceeding, the sole and exclusive forum for such action or proceeding shall be another state or federal court located within the State of Delaware, in all cases, subject to such court having personal jurisdiction over the indispensable parties named as defendants. Failure to enforce the foregoing provisions of this Section 12.1 would cause the Corporation irreparable harm and the Corporation shall, to the fullest extent permitted by applicable law, be entitled to equitable relief, including injunctive relief and specific performance, to enforce the foregoing provisions. Any person purchasing or otherwise acquiring any interest in shares of stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 12.1.